Exhibit (d)(3)(i)

                                   Schedule A
                                       TO
                         INVESTMENT MANAGEMENT AGREEMENT
                             Amended January 2, 2009

                                LISTING OF FUNDS

     Name of Fund

BHR ClariVest International Equity Fund
BHR ClariVest SMID Cap Core Growth Fund
BHR Smith Group Large Cap Core Growth Fund
BHR Mount Lucas US Focused Equity Fund